Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3304
lsharp@smith-wesson.com
William F. Spengler, EVP, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3304
Smith & Wesson Holding Corporation Reports
Third Quarter Fiscal 2010 Financial Results
Net Sales $89M (+6.8%)
Perimeter Security Sales $15M (+70%)
SPRINGFIELD, Mass., March 11, 2010 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in the business of safety, security, protection and sport, today announced financial results for the third fiscal quarter ended January 31, 2010.
Net sales of $89.4 million for the third fiscal quarter ended January 31, 2010 were $5.7 million, or 6.8%, higher than net sales of $83.7 million for the comparable quarter last year.
Michael F. Golden, Smith & Wesson President and Chief Executive Officer, said, “Our third quarter revenue results reflect ongoing growth at Universal Safety Response (USR), partially offset by anticipated year-over-year declines in our firearms division. USR revenue grew by 70% over the comparable period last year, which was prior to our acquisition of USR. USR revenue would have been higher but for severe weather conditions in the mid-Atlantic and northeastern region of the United States that delayed a number of construction projects. Firearms division sales of $74.7 million were within our expected range, declining on a year-over-year basis caused in large part by overall market conditions. Within our firearms sales channels, sporting goods sales declined by 18%, law enforcement sales increased by 32%, and international sales grew by 28%.”
For the third quarter of fiscal 2010, gross profit of $25.0 million, or 28% of sales, was 16% higher than gross profit of $21.5 million, or 26% of sales, for the third quarter last year. Net income for the third quarter of fiscal 2010 was $2.4 million, or $0.04 per diluted share, compared with net income of $2.4 million, or $0.05 per diluted share, for the third quarter of fiscal 2009. Net income for the quarter included a non-cash, fair-value adjustment to the contingent consideration liability related to our acquisition of USR that increased fully diluted earnings per share by $0.02 in the quarter. Without that adjustment, net income for the quarter would have been $1.1 million, or $0.02 per fully diluted share.
Adjusted EBITDAS, a non-GAAP financial measure, was $6.5 million for the third quarter compared with adjusted EBITDAS of $9.2 million for the comparable quarter last year. On a year-to-date basis, adjusted EBITDAS was $43 million versus $26 million last year.

William F. Spengler, Executive Vice President and Chief Financial Officer, said, “Firearms division sales decreased by 11.0% versus the year ago quarter. Revolver sales decreased 19% because of limited inventory at the beginning of the quarter, combined with a return to more normal levels of demand in the industry. Overall pistol sales decreased 33%, partially as a result of declining industry demand. While sales of our Sigma line of polymer pistols declined 63% year-over-year, sales of our premium M&P polymer pistols declined only 12%. Walther product sales grew by about 8%, aided by the introduction of the PK380 combined with increased production and availability of Walther’s products manufactured in Germany. We achieved 18% growth in tactical rifles in the quarter, driven by the introduction of our new M&P15-22. New product offerings of our Performance Center Pro Series handguns helped drive premium product sales growth of 40%. Hunting products grew in the third quarter, aided by sales of accessories. Sales of black powder rifles achieved a slight increase over the prior year comparable quarter. Thompson/Center Arms branded products continued to perform well, more than offsetting other hunting products sold or closed out in the prior year.”
Firearms order backlog was $74 million at the end of the third quarter, approximately $22 million less than backlog at the end of the second quarter. This reduction in backlog largely reflects cancellations as the market moved toward more normal levels of demand and production.
Perimeter security sales of $15 million for the quarter represented solid growth of over 70% versus the comparable quarter last year, which was prior to our acquisition of USR. Additional perimeter security sales that we had anticipated during the quarter were hampered by a number of severe-weather-related delays in installation projects throughout much of the Eastern United States. Perimeter security backlog at the end of the third quarter was $42.5 million, more than double the comparable quarter last year. Our perimeter security backlog typically represents contracted programs, most of which are not likely to be cancelled.
Gross profit of $25.0 million, or 28% of sales, compares favorably to the year ago quarter, which includes approximately $2.0 million in Walther-related warranty expense. In addition, the current quarter benefitted from reduced promotional spending and improved efficiencies at our Rochester, New Hampshire manufacturing facility. Gross margins were unfavorably impacted by approximately $900,000 of amortization of acquisition-related intangibles from USR business contracted prior to the acquisition and by lower than historical margins on selected USR programs that contained newer product offerings. Gross profit margin in the perimeter security business remained below 30% in the third quarter, prior to purchase accounting adjustments.
Operating expenses of $23 million, or 26% of sales, in the quarter increased versus operating expenses of $17 million, or 20% of sales, for the comparable quarter last year. USR, which was acquired in July 2009, accounted for $3.1 million of the increase in operating expenses. Sales and marketing expense increased by $1.5 million and included higher SHOT Show expenses, increased advertising expense, and research and development costs related to our recently introduced M&P4 fully automatic rifle. We also incurred increased legal and consulting fees of $1.1 million in the quarter related to allegations against one of our employees under the Foreign Corrupt Practices Act. Operating expense increases in the third quarter were partially offset by lower profit sharing and a reduction in accrued bad debt expense.

Inventory levels increased to $47.7 million in our third quarter, compared to $41.7 million at the end of the prior fiscal year, due partly to the inclusion of USR inventory. Accounts receivable increased by $9.0 million to $57 million, compared to $48.2 million at the end of the prior fiscal year. The acquisition of USR added $18.8 million in accounts receivable, which was offset by a $9.0 million reduction related to cyclicality in our firearms business. At the end of the third quarter, we had approximately $37 million in cash and had no borrowings under our revolving line of credit. During the quarter, we paid off $4.8 million of debt, which carried interest costs in excess of 6%. We also expanded our revolving line of credit with TD Bank from $40 million to $60 million, but we have no current plan to draw on that line.
Outlook
Spengler added, “We expect total Company sales for the fourth quarter to be between $97 million and $101 million, approximately flat with the prior year fourth quarter. Within that total, we expect the firearms segment to contribute between $81 million and $84 million, and the perimeter security segment to contribute the balance. Firearms revenue within this range reflects more stable levels of demand and production versus the spike that we experienced in the fourth quarter of fiscal 2009. This range also takes into account the fact that we are currently reviewing our international selling processes, an activity which may reduce international firearms shipments during the quarter.
We expect total company gross profit margin in the fourth quarter will improve to approximately 29%, and we expect fourth quarter operating expenses to be approximately $500,000 higher than our third quarter because of increased profit sharing on improved operating income,” concluded Spengler.
Conference Call
The Company will host a conference call today, March 11, 2010, to discuss its third quarter fiscal 2010 results. The conference call may include forward-looking statements. The conference call will be Web cast and will begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smith-wesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
Accounting for Contingent Consideration Related to the USR Acquisition
The purchase of USR included a provision whereby stockholders of USR could earn 4,080,000 shares of Smith & Wesson common stock in the event USR achieved established EBITDAS performance targets by December 2010. Accounting pronouncements indicate that the value of the entire earn-out amount is to be recorded as a liability as of the transaction date. This earn-out consideration was recorded as a liability on the July 20 transaction closing date of approximately $27 million based on a stock price on that date of $6.86. Because we record changes in the fair value of this liability as of each reporting date, this liability was reduced to approximately $24 million on July 31, 2009, was reduced to $17 million on October 31, and was most recently reduced to $16.2 million on January 31 when the closing price of our stock was $3.96. The $1.3 million reduction in the fair value of this liability is shown as a gain in our third quarter results. The need for ongoing fair value accounting of this earn-out liability will subject us to potential, significant non-cash fluctuations in our reported GAAP earnings over the next four quarters.
Reconciliation of U.S. GAAP to Adjusted EBITDAS

In this press release, a non-GAAP financial measure, known as “Adjusted EBITDAS” is presented. Adjusted EBITDAS excludes the effects of interest expense, income taxes, depreciation of tangible fixed assets, amortization of intangible assets, stock-based employee compensation expense and certain other non-cash transactions. From time to time, the Company may also elect to exclude certain significant non-recurring items in order to provide the reader with an improved understanding of underlying performance trends. See the attached “Reconciliation of GAAP Net Income/(Loss) to Adjusted EBITDAS” for a detailed explanation of the amounts excluded and included from net income to arrive at adjusted EBITDAS for the three-month period ended January 31, 2009. Adjusted or non-GAAP financial measures provide investors and the Company with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during, and after certain items that would not otherwise be apparent on a GAAP basis. Adjusted financial measures are not, and should not be, viewed as a substitute for GAAP results. Our definition of these adjusted financial measures may differ from similarly named measures used by others.
About Smith & Wesson
Smith & Wesson Holding Corporation (NASDAQ: SWHC) is a U.S.-based, global provider of products and services for safety, security, protection and sport. The company designs and constructs facility perimeter security solutions for military and commercial applications, and delivers a broad portfolio of firearms and related training to the military, law enforcement and sports markets. SWHC companies include Smith & Wesson Corp., the globally recognized manufacturer of quality firearms; Universal Safety Response, a full-service perimeter security integrator, barrier manufacturer and installer; and Thompson/Center Arms Company, Inc., a premier designer and manufacturer of premium hunting firearms. SWHC facilities are located in Massachusetts, Maine, New Hampshire, and Tennessee. For more information on Smith & Wesson and its companies, call (800) 331-0852 or log on to www.smith-wesson.com; www.usrgrab.com; or www.tcarms.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding changes in the Company’s international sales processes; the Company’s anticipated sales for firearms and perimeter security products, gross margin, and operating expenses for the fourth fiscal quarter; expectations regarding borrowings on the Company’s line of credit; and the likelihood of cancellations of orders in the backlog for perimeter security products. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products; the state of the U.S. economy; general economic conditions and consumer spending patterns; the continued strong consumer demand for the Company’s handguns and tactical rifle products resulting in part from external factors, including a new administration taking office in Washington, D.C., speculation surrounding increased gun control, and heightened fear of terrorism and crime; the effect that fair value accounting relating to the USR acquisition may have on the Company’s GAAP earnings as a result of increases or decreases in the Company’s stock price; the ability of the Company to integrate USR in a successful manner; the Company’s growth opportunities; the Company’s anticipated growth; the ability of the Company to capitalize on strong consumer demand for its products, particularly pistols, revolvers, and tactical rifles; the ability of the Company to increase demand for its products in various markets, including consumer and law enforcement channels, domestically and internationally; the position of the Company’s hunting products in the consumer discretionary marketplace and distribution channel; the Company’s penetration rates in new and existing markets; the Company’s strategies; the ability of the Company to introduce any new products; the success of any new product; the success of the Company’s diversification strategy, including the expansion of the Company’s markets; the diversification of the Company’s future revenue base resulting from the acquisition of USR; and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2009.

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of:

	January 31, 2010	April 30, 2009
	(Unaudited)
	(In thousands, except par value and share data)
ASSETS
Current assets:
Cash and cash equivalents	$37,045	$39,822
Accounts receivable, net of allowance for doubtful accounts of $568 on January 31, 2010 and $2,386 on April 30, 2009	57,233	48,232
Inventories	47,662	41,729
Other current assets	4,300	3,093
Deferred income taxes	12,198	12,505
Income tax receivable	6,506	—

Total current assets	164,944	145,381

Property, plant and equipment, net	55,713	51,135
Intangibles, net	16,207	5,940
Goodwill	80,507	—
Deferred income taxes	—	1,143
Other assets	5,982	6,632

	$323,353	$210,231

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,140	$21,009
Accrued expenses	18,884	17,606
Accrued payroll	7,841	7,462
Accrued income taxes	—	2,790
Accrued taxes other than income	2,119	2,208
Accrued profit sharing	5,816	6,208
Accrued product/municipal liability	3,057	3,418
Accrued warranty	3,799	4,287
Current portion of notes payable	540	2,378

Total current liabilities	60,196	67,366

Deferred income taxes	4,333	—

Notes payable, net of current portion	80,000	83,606

Other non-current liabilities	23,765	8,633

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 60,948,802 shares issued and 59,748,802 shares outstanding on January 31, 2010 and 48,967,938 shares issued and 47,767,938 shares outstanding on April 30, 2009	61	49
Additional paid-in capital	167,266	91,103
Retained earnings/(accumulated deficit)	(5,945)	(34,203)
Accumulated other comprehensive income	73	73
Treasury stock, at cost (1,200,000 common shares)	(6,396)	(6,396)

Total stockholders’ equity	155,059	50,626

	$323,353	$210,231

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME/(LOSS) AND COMPREHENSIVE INCOME/(LOSS)

	For the Three Months Ended:		For the Nine Months Ended
	(in thousands, except per share data)
	January 31,	January 31,	January 31,	January 31,
	2010	2009	2010	2009
Net product and services sales	$89,379	$83,712	$300,424	$235,419
Cost of products and services sold	64,363	62,182	205,222	169,231

Gross profit	25,016	21,530	95,202	66,188

Operating expenses:
Research and development	1,166	700	3,087	2,093
Selling and marketing	8,703	7,244	24,209	22,323
General and administrative	13,221	9,064	38,159	28,973
Impairment of long-lived assets	—	—	—	98,243

Total operating expenses	23,090	17,008	65,455	151,632

Income/(loss) from operations	1,926	4,522	29,747	(85,444)

Other income/(expense):
Other income/(expense), net	977	366	11,463	(515)
Interest income	91	26	333	213
Interest expense	(1,235)	(1,219)	(3,757)	(4,684)

Total other income/(expense), net	(167)	(827)	8,039	(4,986)

Income/(loss) before income taxes	1,759	3,695	37,786	(90,430)
Income tax expense/(benefit)	(621)	1,340	9,528	(18,808)

Net income/(loss)/comprehensive income/(loss)	$2,380	$2,355	$28,258	$(71,622)

Weighted average number of common shares outstanding, basic	59,721	47,206	57,674	46,592

Net income/(loss) per share, basic	$0.04	$0.05	$0.49	$(1.54)

Weighted average number of common and common equivalent shares outstanding, diluted	60,413	48,091	64,946	46,592

Net income/(loss) per share, diluted	$0.04	$0.05	$0.46	$(1.54)

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDAS (Unaudited)

	For the Three Months Ended January 31, 2010:				For the Three Months Ended January 31, 2009:
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net product and services sales	$89,379			$89,379	$83,712			$83,712
Cost of products and services sold	64,363	$(1,999	)(2)	62,364	62,182	$(3,858	)(1)	58,324

Gross profit	25,016	1,999		27,015	21,530	3,858		25,388

Operating expenses:
Research and development	1,166	(21	)(2)	1,145	700	(20	)(2)	680
Selling and marketing	8,703	(41	)(2)	8,662	7,244	(40	)(2)	7,204
General and administrative	13,221	(2,407	)(3)	10,814	9,064	(787	)(4)	8,277

Total operating expenses	23,090	(2,469)		20,621	17,008	(847)		16,161

Income/(loss) from operations	1,926	4,468		6,394	4,522	4,705		9,227

Other income/(expense):
Other income/(expense), net	977	(988	)(6)	(11)	366	(414	)(5)	(48)
Interest income	91			91	26			26
Interest expense	(1,235)	1,235	(7)	0	(1,219)	1,219	(7)	0

Total other income/(expense), net	(167)	247		80	(827)	805		(22)

Income before income taxes	1,759	4,715		6,474	3,695	5,510		9,205
Income tax expense	(621)	621	(8)	0	1,340	(1,340	)(8)	0

Net income/(loss)/comprehensive income/(loss)	$2,380	$4,094		$6,474	$2,355	$6,850		$9,205

(1)	To eliminate PPK warranty accrual, depreciation and amortization expense.

(2)	To eliminate depreciation and amortization expense.

(3)	To eliminate depreciation, amortization, and stock-based compensation expense.

(4)	To eliminate depreciation, amortization, stock-based compensation expense and profit share impact of PPK warranty accrual.

(5)	To eliminate unrealized mark-to-market adjustments on foreign exchange contracts.

(6)	To eliminate unrealized mark-to-market adjustments on foreign exchange contracts and fair value of contingent consideration liability.

(7)	To eliminate interest expense.

(8)	To eliminate income tax expense.
SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME/(LOSS) TO ADJUSTED EBITDAS (Unaudited)

	For the Nine Months Ended January 31, 2010:				For the Nine Months Ended January 31, 2009:
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net product and services sales	$300,424			$300,424	$235,419			$235,419
Cost of products and services sold	205,222	$(6,033	)(2)	199,189	169,231	$(7,646	)(1)	161,585

Gross profit	95,202	6,033		101,235	66,188	7,646		73,834

Operating expenses:
Research and development	3,087	(61	)(2)	3,026	2,093	(64	)(2)	2,029
Selling and marketing	24,209	(127	)(2)	24,082	22,323	(123	)(2)	22,200
General and administrative	38,159	(6,631	)(3)	31,528	28,973	(5,173	)(4)	23,800
Impairment of long-lived assets	—	—		—	98,243	(98,243	)(9)	0

Total operating expenses	65,455	(6,819)		58,636	151,632	(103,603)		48,029

Income/(loss) from operations	29,747	12,852		42,599	(85,444)	111,249		25,805

Other income/(expense):
Other income/(expense), net	11,463	(11,394	)(6)	69	(515)	453	(5)	(62)
Interest income	333			333	213			213
Interest expense	(3,757)	3,757	(7)	0	(4,684)	4,684	(7)	0

Total other expense, net	8,039	(7,637)		402	(4,986)	5,137		151

Income/(loss) before income taxes	37,786	5,215		43,001	(90,430)	116,386		25,956
Income tax expense/(benefit)	9,528	(9,528	)(8)	0	(18,808)	18,808	(8)	0

Net income/(loss)/comprehensive income/(loss)	$28,258	$14,743		$43,001	$(71,622)	$97,578		$25,956

(1)	To eliminate PPK warranty accrual, depreciation and amortization expense.

(2)	To eliminate depreciation and amortization expense.

(3)	To eliminate depreciation, amortization, and stock-based compensation expense.

(4)	To eliminate depreciation, amortization, stock-based compensation expense and profit share impact of PPK warranty accrual.

(5)	To eliminate unrealized mark-to-market adjustments on foreign exchange contracts.

(6)	To eliminate unrealized mark-to-market adjustments on foreign exchange contracts and fair value of contingent consideration liability.

(7)	To eliminate interest expense.

(8)	To eliminate income tax expense.

(9)	To eliminate write down of long-lived assets.